NEWS RELEASE

Par Pacific Announces Promotion of Will Monteleone to Senior Vice President and Chief Financial Officer

HOUSTON, March 21, 2017 - Par Pacific Holdings, Inc. (NYSE MKT: PARR) (“Par Pacific” or the “Company”) is very pleased to announce the appointment of Will Monteleone as Chief Financial Officer effective today. Mr. Monteleone began his career with Bank of America. He was then a member of Sam Zell’s investment firm Equity Group Investments, which continues to be a major shareholder of Par Pacific. Mr. Monteleone is currently Senior Vice President of Mergers and Acquisitions and Business Development and has been a key architect in the Company’s growth through the acquisitions and related financings of Tesoro’s Hawaii operations, Mid-Pac Petroleum and Wyoming Refining Corporation. Mr. Monteleone succeeds Chris Micklas, who is leaving Par Pacific to spend time with his family.

William Pate, CEO of Par Pacific, commented, “Will and I have worked together for nearly a decade and I look forward to continuing our partnership in leading and executing Par’s ambitious growth strategy. I want to thank Chris for his dedication and contribution to the growth of our company. Chris worked around the clock for three years to develop the company’s important financial and accounting systems and processes, which were critical to our growth from a firm with less than a dozen employees to today’s organization of more than 800 employees.”

“Will has extensive experience and outstanding, proven capabilities in finance, accounting, acquisitions and strategy, beginning at Bank of America, followed by his success at EGI in Chicago, and continuing through the last four years in a number of key leadership roles at Par Pacific, especially in finance and acquisitions. The Board of Directors most appreciates Chris’ dedicated service and contributions and wishes him well on his chosen next path. We are now delighted to have such an extraordinary top management team of Bill, Will and the other senior executives in whom we have the utmost confidence,” stated Mel Klein, Chairman of the Board of Directors of Par Pacific.

About Par Pacific Holdings
Par Pacific Holdings, Inc., based in Houston, Texas, owns, manages and maintains interests in energy and infrastructure businesses. Par Pacific’s strategy is to identify, acquire and operate energy and infrastructure companies with attractive competitive positions. Par Pacific owns and operates one of the largest energy infrastructure networks in Hawaii with a 94,000-bpd refinery, a logistics network supplying the major islands of the state and a 90 location retail distribution network. In Wyoming, Par Pacific owns a refinery and associated logistics network in a niche market. Par Pacific also owns 42.3% of Laramie Energy, LLC which has natural gas operations and assets concentrated in the Piceance Basin in Western Colorado. In addition, Par Pacific transports, markets and distributes crude oil from the Western United States and Canada to refining hubs in the Midwest, Gulf Coast and East Coast. More information is available at www.parpacific.com.

Contact:
Christine Laborde
Director, Investor Relations & Public Affairs
(832) 916-3396
claborde@parpacific.com